Exhibit 99.1



              Metris to Make $30 Million Prepayment on Senior Notes

MINNETONKA, Minn. (June 15, 2005) - Metris Companies Inc. (NYSE: MXT) announced today that it has notified the Trustee of its unsecured 10 1/8% senior notes, which are due July 2006, that Metris intends to make an optional principal prepayment of $30 million. The payment is expected to be made on Friday, July 15, 2005. The remaining principal outstanding on the original unsecured senior notes will be $49.1 million as a result of this prepayment.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Direct Merchants Bank's ability to comply with its agreements with regulators regarding the safety and soundness of its operations; the effect of government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; the effects of litigation involving us and of the previously announced SEC investigation; the higher delinquency rate, credit loss rate, charge-off rate and bankruptcy rate of our target market of middle-market consumers; our high liquidity requirement; interest rate risks; competition; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; the effect of the restatement of our financial statements discussed herein; the effect of changes in the credit card market as the result of recent judicial decisions with respect to MasterCard and Visa; and general economic conditions that can have a negative impact on our financial performance.

For further information on risks that could impact us and statements in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.


Scott Fjellman                         Jeff Grosklags
Treasurer                              Investor Relations
Phone: 952.358.4508                    Phone: 952.525.5074
Fax: 952.593.4733                      Fax: 952.358.4428